EXHIBIT 15.2

May 14, 2018

Renren Inc.
5/F, North Wing
18 Jiuxianqiao Middle Road
Chaoyang District, Beijing 100016
People’s Republic of China

Ladies and Gentlemen,

We consent to the reference to our firm under the captions of “Item 3.D—Risk Factors”, “Item 4.B—Business Overview—Regulation” and “Item 10.E—Taxation” in Renren Inc.’s Annual Report on Form 20-F for the year ended December 31, 2017, which will be filed with the Securities and Exchange Commission in the month of May 2018, and further consent to the incorporation by reference of the summaries of our opinions under these captions into Renren Inc.’s registration statements on Form S-8 (File No. 333-177366 and File No. 333-209734) that were filed on October 18, 2011 and February 26, 2016, respectively.

Yours faithfully,

/s/ TransAsia Lawyers
TransAsia Lawyers